As filed with the Securities and Exchange Commission on July 14, 2011
Registration No. 333-175381

U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
___________________________________
Amendment No. 1
To
Form F-10
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
___________________________________

YM BIOSCIENCES INC.
(Exact name of Registrant as specified in its charter)

Nova Scotia	2836	Not Applicable
(Province or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number, if any)

Suite 400, Building 11, 5045 Orbitor Drive, Mississauga, Ontario, Canada, L4W 4Y4; telephone (905) 629-9761
(Address and telephone number of Registrant’s principal executive offices)

YM BioSciences USA Inc., P.O. Box 21747, Lehigh Valley, Pennsylvania  18002; telephone (610) 560-0600
 (Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)
___________________________________

Copies to:

Daniel M. Miller Dorsey & Whitney LLP Suite 1605 777 Dunsmuir Street P.O. Box 10444, Pacific Centre Vancouver, B.C. Canada V7Y 1K4 (604) 630-5199	Leonard Vernon Vice President, Finance and Administration YM Biosciences Inc. Suite 400, Building 11 5045 Orbitor Drive Mississauga, Ontario Canada L4W 4Y4 (905) 629-9761	Sonia Yung Heenan Blaikie LLP Bay Adelaide Centre P.O. Box 2900 333 Bay Street, Suite 2900 Toronto, Ontario Canada M5H 2T4 (416) 643-6872
___________________________________

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.

Province of Ontario, Canada
(Principal jurisdiction regulating this offering)
___________________________________

It is proposed that this filing shall become effective (check appropriate box below):
A.	☐ upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.	☒ at some future date (check appropriate box below)
1.	☐ pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than seven calendar days after filing).
2.
☐ pursuant to Rule 467(b) on (         ) at (         ) (designate a time seven calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (         ).

3.
☒ pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4.	☐ after the filing of the next amendment to this Form (if preliminary material is being filed).

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☒
___________________________________

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registration statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

This short form prospectus has been filed under legislation in the province of Ontario that permits certain information about these securities to be determined after this prospectus has become final and that permits the omission from this prospectus of that information. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities.

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise. This short form prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities.

Information has been incorporated by reference in this short form prospectus from documents filed with the securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Vice President, Finance and Administration of the issuer at at Suite 400, Building 11, 5045 Orbitor Drive, Mississauga, Ontario, Canada, L4W 4Y4, Telephone: (905) 629-9761 and are also available electronically at www.sedar.com.

SHORT FORM BASE SHELF PROSPECTUS

July 14, 2011

YM BIOSCIENCES INC.
US$125,000,000
Common Shares
Warrants
Units

We may offer from time to time, during the 25 month period that this short form base shelf prospectus (including any amendments hereto) (the “prospectus”) remains effective, up to an aggregate of US$125,000,000 of common shares (issued separately or upon exercise of warrants), warrants and units comprising any combination of the foregoing.

The specific terms of any securities offered will be described in supplements to this prospectus. You should read this prospectus and any applicable prospectus supplement carefully before you invest. This prospectus may not be used to offer securities unless accompanied by a prospectus supplement.

Our common shares are listed on the NYSE Amex under the symbol “YMI” and on the Toronto Stock Exchange (“TSX”) and under the symbol “YM”.

Neither the United States Securities and Exchange Commission (“SEC”) nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

We are permitted, under a multi-jurisdictional disclosure system adopted by the United States, to prepare this prospectus in accordance with Canadian disclosure requirements, which are different from those of the United States. We prepare our financial statements, which are incorporated by reference in this prospectus, in accordance with Canadian generally accepted accounting principles, and they are subject to Canadian auditing and auditor independence standards. Our financial statements may not be comparable to the financial statements of U.S. companies. Additionally, financial statements of Cytopia Limited (now YM BioSciences Australia Pty ltd.) contained in our business acquisition report dated February 12, 2010 and incorporated by reference in this prospectus, were prepared in accordance with Australian accounting standards, which include Australian equivalents to International Financial Reporting Standards, and were subject to Australian auditing and auditor independence standards, and such financial statements may not be comparable to the financial statements of Canadian companies or U.S. companies.

Purchasing our securities may subject you to tax consequences both in the United States and Canada. This prospectus or any prospectus supplement may not describe these tax consequences fully. You should read the tax discussion in any applicable prospectus supplement.

Your ability to enforce civil liabilities under United States federal securities laws may be affected adversely because we are continued under the laws of Nova Scotia, Canada, a majority of our directors are not U.S. residents and a majority of our officers and certain of the experts named in this prospectus are residents of Canada and a substantial portion of our assets are located outside the United States.

Our business and an investment in our securities involve significant risks. See “Risk Factors”.

No underwriter has been involved in the preparation of this prospectus or performed any review of the contents of this prospectus.

This prospectus contains references to both United States dollars and Canadian dollars. All dollar amounts referenced, unless otherwise indicated, are expressed in Canadian dollars. United States dollars are referred to as “US$”. Canadian dollars are referred to as “$” of  “C$”.

Our head office is located at Suite 400, Building 11, 5045 Orbitor Drive, Mississauga, Ontario, Canada, L4W 4Y4. Our registered office is 1959 Upper Water Street, Suite 800, Halifax, Nova Scotia, Canada, B3J 2X2.

As used in this prospectus, the terms “YM”, the “Corporation”, “we”, “our” and “us” refer to YM BioSciences Inc. and, unless the context requires otherwise, its subsidiaries through which it conducts business.

EXCHANGE RATES

This prospectus contains references to both United States dollars and Canadian dollars. All dollar amounts referenced, unless otherwise indicated, are expressed in Canadian dollars. United States dollars are referred to as “US$”. Canadian dollars are referred to as “$” of “C$”.

The following table sets out certain exchange rates based upon the noon rate published by the Bank of Canada. The rates are set out as United States dollars per Canadian dollar.

	Years Ended June 30,			Nine Months Ended
	2008	2009	2010	March 31, 2011
Low	$0.9298	$0.7692	$0.8580	$0.9381
High	$1.0905	$0.9984	$1.0039	$1.0324
Average	$0.9897	$0.8575	$0.9475	$0.9877
End	$0.9817	$0.8602	$0.9429	$1.0290

On July 14, 2011, the noon rate quoted by the Bank of Canada was $1.00 = US$1.0436

PRESENTATION OF FINANCIAL INFORMATION

Our consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”). For a description of the material differences between Canadian GAAP and United States generally accepted accounting principles (“U.S. GAAP”) as they relate to our financial statements, see Note 18 to our audited consolidated balance sheets as at June 30, 2010 and 2009 and the related consolidated statements of operations and comprehensive loss and deficit and cash flows for each of the years ended June 30, 2010, 2009 and 2008, incorporated by reference in this prospectus, and Note 11 to our unaudited consolidated financial statements as at and for the three months and nine months ended March 31, 2011 and 2010, incorporated by reference in this prospectus. See “Documents Incorporated by Reference”.

Additionally, financial statements of Cytopia Limited contained in our business acquisition report dated February 12, 2010 and incorporated by reference in this prospectus, were prepared in accordance with Australian accounting standards, which include Australian equivalents to International Financial Reporting Standards (“AIFRS”), and were subject to Australian auditing and auditor independence standards, and such financial statements may not be comparable to the financial statements of Canadian companies or U.S. companies.  You should refer to Notes 28 and 29 of the consolidated balance sheets of Cytopia Limited as at June 30, 2009 and 2008 and the related statements of income, changes in equity and cash flows for each of the years then ended for a discussion of the principal differences between financial results determined under (i) Canadian GAAP and AIFRS; and (ii) U.S. GAAP and AIFRS.  For the unaudited interim financial statements of Cytopia Limited as at and for each of the six months ended December 31, 2009 and 2008, you should refer to Notes 9 and 10 of such financial statements for a discussion of the principal differences between financial results determined under (i) Canadian GAAP and AIFRS; and (ii) U.S. GAAP and AIFRS.

DOCUMENTS INCORPORATED BY REFERENCE

We are incorporating by reference in this prospectus certain information contained in documents filed by us with securities regulatory authorities in Canada. This means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein.

You may obtain copies of the documents incorporated by reference in this prospectus on request without charge from our Vice President, Finance and Administration at Suite 400, Building 11, 5045 Orbitor Drive, Mississauga, Ontario, Canada, L4W 4Y4, Telephone: (905) 629-9761, as well as through the sources described below under “Additional Information”.

The following documents are specifically incorporated by reference in this prospectus:

(a)	our annual information form dated September 23, 2010;

(b)
our audited consolidated balance sheets as at June 30, 2010 and 2009 and the related consolidated statements of operations and comprehensive loss and deficit and cash flows for each of the years ended June 30, 2010, 2009 and 2008, including the notes thereto and the auditors’ report thereon;

(c)	management’s discussion and analysis of our financial condition and results of operations for the year ended June 30, 2010;

(d)	our unaudited comparative interim consolidated financial statements as at and for the three and nine months ended March 31, 2011 and 2010, including the notes thereto;

(e)	management’s discussion and analysis of our financial condition and results of operations for the three months and nine months ended March 31, 2011 and 2010;

(f)	our management information circular dated October 8, 2010 in respect of our annual general meeting of shareholders held on November 18, 2010;

(g)	our material change report dated October 22, 2010 regarding the appointment of Dr. Nick Glover as Chief Executive Officer;

(h)	our material change report dated November 17, 2010 regarding clinical data from the initial portion of our clinical trial employing our JAK1/JAK/2 Inhibitor, CYT387;

(i)	our material change report dated December 6, 2010 regarding positive interim data from the first 60 patients enrolled in the Phase I/II trial for our JAK1/JAK2 inhibitor, CYT387, in myelofibrosis;

(j)
our material change report dated December 21, 2010 regarding the pricing and completion of an underwritten public offering of 25,000,000 of our common shares (the “Offering”) for total net proceeds before expenses of US$37,650,000 at a price to the public of US$1.60 per common share; and

(k)
our material change report dated January 4, 2011 regarding the exercise in full by the underwriters under the Offering of their over-allotment option to purchase an additional 3,750,000 of our common shares at US$1.60 per common share for additional net proceeds of US$5,665,000.

All material change reports (excluding confidential material change reports) and unaudited interim consolidated financial statements of our company (and management’s discussion and analysis relating thereto) filed by us with the securities regulatory authorities in Canada after the date of this prospectus and prior to the termination of the offering will be deemed to be incorporated by reference in this prospectus.

When new documents of the type referred to in the paragraphs above are filed by us with, and where required accepted, by the securities regulatory authorities in Canada during the currency of this prospectus, such documents will be deemed to be incorporated by reference in this prospectus and the previous documents of the type referred to in the paragraphs above and all material change reports, unaudited interim consolidated financial statements (and management’s discussion and analysis relating thereto) and certain prospectus supplements filed by us with the securities regulatory authorities in Canada before the commencement of our financial year in which the new documents are filed will no longer be deemed to be incorporated by reference in this prospectus.

In addition, to the extent that any document or information incorporated by reference into this prospectus is included in any report on Form 6-K, Form 40-F, Form 20-F, Form 10-K, Form 10-Q or Form 8-K (or any respective successor form) that is filed with or furnished to the SEC after the date of this prospectus, such document or information shall be deemed to be incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. We may also incorporate by reference into this prospectus, or the registration statement of which it forms a part, other information from documents that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”),  if and to the extent expressly provided therein.

A prospectus supplement containing the specific terms of any securities offered will be delivered to purchasers of such securities together with this prospectus and will be deemed to be incorporated by reference in this prospectus as of the date of the prospectus supplement solely for the purposes of the offering of securities covered by that prospectus supplement unless otherwise provided therein.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-10 of which the prospectus forms a part. This prospectus does not contain all the information set out in the registration statement. For further information about us and the securities, please refer to the registration statement, including the exhibits to the registration statement.

We are subject to the information requirements of the Exchange Act and applicable Canadian securities legislation, and in accordance therewith, we file reports and other information with the SEC and with the securities regulatory authorities of certain of the provinces of Canada. Under a multijurisdictional disclosure system adopted by the United States and Canada, we generally may prepare these reports and other information in accordance with the disclosure requirements of Canada. These requirements are different from those of the United States. As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and shortswing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required to publish financial statements as promptly as United States companies.

The reports and other information filed by us with the SEC may be read and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Copies of the same documents can also be obtained from the public reference room of the SEC in Washington by paying a fee. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains a web site (www.sec.gov) that makes available reports and other information that we file electronically with it, including the registration statement that we have filed with respect hereto.

Copies of reports, statements and other information that we file with the Canadian provincial securities regulatory authorities are electronically available from the Canadian System for Electronic Document Analysis and Retrieval (www.sedar.com), which is commonly known by the acronym, “SEDAR”. Reports and other information about us are also available for inspection at the offices of the TSX.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a corporation existing under the laws of Nova Scotia, Canada.  Our head office is located in Mississauga, Ontario. Most of our directors and officers, and certain of the experts named in this prospectus are residents of Canada or otherwise reside outside the United States, and all or a substantial portion of their assets, and a substantial portion of our assets, are located outside the United States. We have appointed an agent for service of process in the United States, but it may be difficult for holders of these securities who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for holders of these securities who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon our civil liability and the civil liability of our directors, officers and experts under the United States federal securities laws.

We have been advised by our Canadian counsel, Heenan Blaikie LLP, that a judgment of a United States court may be enforceable in Canada if: (a) there is a real and substantial connection between the events, persons and circumstances and the United States proceedings such that the United States court properly assumed jurisdiction; (b) the United States judgment is final and conclusive; (c) the defendant was properly served with process from the United States court; and (d) the United States law that led to the judgment is not contrary to Canadian public policy, as that term would be applied by a Canadian court. We are advised that in normal circumstances, only civil judgments and not other rights arising from United States securities legislation (for example, penal or similar awards made by a court in a regulatory prosecution or proceeding) are enforceable in Canada. The enforceability of a United States judgment in Canada will be subject to the requirements that: (a) an action to enforce the United States judgment must be commenced in the Ontario Court within any applicable limitation period; (b) the Ontario Court has discretion to stay or decline to hear an action on the United States judgment if the United States judgment is under appeal or there is another subsisting judgment in any jurisdiction relating to the same cause of action; (c) the Ontario Court will render judgment only in Canadian dollars; and (d) an action in the Ontario Court on the United States judgment may be affected by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally. The enforceability of a United States judgment in Canada will be subject to the following defences: (a) the United States judgment was obtained by fraud or in a manner contrary to the principles of natural justice; (b) the United States judgment is for a claim which under Ontario law would be characterized as based on a foreign revenue, expropriatory, penal or other public law; (c) the United States judgment is contrary to Ontario public policy or to an order made by the Attorney General of Canada under the Foreign Extraterritorial Measures Act (Canada) or by the Competition Tribunal under the Competition Act (Canada) in respect of certain judgments referred to in these statutes; and (d) the United States judgment has been satisfied or is void or voidable under United States law.

We filed with the SEC, concurrently with our registration statement on Form F-10, an appointment of agent for service of process on Form F-X. Under the Form F-X, we appointed YM BioSciences USA Inc. as our agent.

FORWARD-LOOKING STATEMENTS

This prospectus, including any documents incorporated by reference, contain “forward-looking statements” within the meaning of the Canadian and United States federal securities laws.  The words “may,” “likely, “believe,” “plan,” “will,” “anticipate,” “expect,” “intend,” “estimate,” “project,” “future,” and similar expressions that are not based on historical fact or that are predictions of or indicate future events and trends and that do not relate to historical matters identify forward-looking statements.  The forward-looking statements in this prospectus, including any documents incorporated by reference, include, among others, statements with respect to:

•	our expected expenditure and accumulated deficit levels;
•	our intentions with respect to acquiring or investing in production facilities;
•	production quantities;
•	our ability to obtain sufficient supplies of our products;
•	our ability to identify licensable products or research suitable for licensing and commercialization;
•	the locations of our clinical trials;
•	our intention to license products from multiple jurisdictions;
•	our ability to obtain necessary funding on favourable terms or at all;
•	our potential sources of funding;
•	our business strategy;
•	our drug development plans;
•	our ability to obtain licenses on commercially reasonable terms;
•	the effect of third party patents on our commercial activities;
•	our intentions with respect to developing manufacturing, marketing or distribution programs;
•	our expectations with respect to the views toward our products held by potential partners;
•	our plans for generating revenue;
•	our plans for increasing expenditures for the development of certain products;
•	our strategy for protecting our intellectual property;
•	the success of trial results, the timing for the receipt thereof, and the efficacy of our products;
•	the sufficiency of our financial resources to support our activities and our prospective pivotal trials; and
•	our plans for future clinical trials and for seeking regulatory clearance.

Reliance should not be placed on forward-looking statements, as they involve known and unknown risks, uncertainties and other factors that may cause the actual results, events or developments to be materially different from the anticipated future results, events or developments expressed or implied by such forward-looking statements.  These forward looking statements are based on our beliefs and expectations on the date the statements are made.  Factors that could cause actual results, events and developments to differ materially from those set forth in the forward-looking statements include, but are not limited to:

•	our ability to obtain, on satisfactory terms or at all, the capital required for research, product development, operations and marketing;
•	general economic, business and market conditions;
•	our ability to successfully and timely complete clinical studies;
•	product development delays and other uncertainties related to new product development;
•	our ability to attract and retain business partners and key personnel;

•	the risk of our inability to profitably commercialize our products;
•	the risk that our product trials will not yield positive results or that we will not support regulatory marketing approvals for our products;
•	the extent of any future losses;
•	the risk of our inability to establish or manage manufacturing, development or marketing collaborations;
•	the risk of delay of, or failure to obtain, necessary regulatory approvals and, ultimately, product launches;
•	dependence on third parties for successful commercialization of our products;
•	inability to obtain quantities of development product in sufficient quantity or at standards acceptable to health regulatory authorities to complete clinical trials or to meet commercial demand;
•	the risk of the termination or conversion to non-exclusive licenses or our inability to enforce our rights under our licenses;
•	our ability to obtain patent protection and protect our intellectual property rights;
•	commercialization limitations imposed by intellectual property rights owned or controlled by third parties;
•	uncertainty related to intellectual property liability rights and liability claims asserted against us;
•	the uncertainty of recovery of advances to subsidiaries;
•	the impact of competitive products and pricing;
•	future levels of government funding; and
•	additional risks and uncertainties, many of which are beyond our control, referred to elsewhere in this prospectus. See “Risk Factors” herein and therein.

Except as required by law, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

YM BIOSCIENCES INC.

This summary does not contain all the information about YM BioSciences Inc. that may be important to you. You should read the more detailed information and financial statements and related notes that are incorporated by reference into and are considered to be a part of this prospectus.

Our Business

We are a life sciences product development company advancing a diverse portfolio of hematology and cancer-related products.

We have three material subsidiaries: (i) YM BioSciences USA Inc., a direct wholly-owned subsidiary incorporated under the laws of Delaware; (ii) CIMYM BioSciences Inc., a joint venture subsidiary incorporated under the laws of the Province of Ontario, 80% of which is owned by us and 20% of which is owned by CIMAB S.A. (“CIMAB”), a Cuban company responsible for commercializing products developed at Centro de Inmunología Molecular (Center for Molecular Immunology), Havana, Cuba; and (iii) YM BioSciences Australia Pty Ltd. (formerly Cytopia Limited) (“YM Australia”), a direct, wholly-owned Australian subsidiary we acquired on January 29, 2010.  We also have a wholly-owned subsidiary incorporated under the laws of Anguilla.

Our head office and principal place of business is Suite 400, Building 11, 5045 Orbitor Drive, Mississauga, Ontario, Canada, L4W 4Y4. Our registered office is 1959 Upper Water Street, Suite 800, Halifax, Nova Scotia, Canada, B3J 2X2.

Our Products

We are advancing three products in clinical development:

(i) CYT387 is a small molecule inhibitor of the JAK1 and JAK2 enzymes. Dysregulated JAK2 has been implicated in a number of diseases, including myeloproliferative neoplasms, cancers such as leukemia and lymphoma, solid tumours and a variety of autoimmune diseases.

(ii) Nimotuzumab, a humanized monoclonal antibody targeting the protein known as EGFR, is designed to treat epithelial cancers and can be administered prior to, simultaneously with, or subsequent to, chemotherapy and radiotherapy.

(iii) CYT997, a small molecule tubulin polymerization inhibitor, is being developed for the treatment of cancer. A vascular disrupting agent that has also demonstrated cytotoxicity as a single agent, CYT997, is able to be administered orally as well as intravenously to patients.

In addition, our portfolio contains a library of approximately 4,000 novel small molecules, some of which we have already identified as having development potential.

RISK FACTORS

An investment in our securities is speculative and involves a high degree of risk. Prospective investors should carefully consider, together with other matters referred to herein, the following risk factors. If any event arising from these risks occurs, our business, prospects, financial condition, results of operations and cash flows could be materially adversely affected.

Risks Related To Our Business

We deal with products that are in the early stages of development and, as a result, are unable to predict whether we will be able to profitably commercialize our products.

Since our incorporation in 1994, none of our products, licensed or owned, has received regulatory approval for sale in any major market country in which we have an economic interest in a product. Accordingly, we have not generated any significant revenues from the product sales. A substantial commitment of resources to conduct clinical trials and for additional product development will be required to commercialize most of the products. There can be no assurance that our remaining products will meet applicable regulatory standards, be capable of being produced in commercial quantities at reasonable cost or be successfully marketed, or that the investment made by us in the commercialization of the products will be recovered through sales, license fees or related royalties.

We have few revenues and a history of losses and, therefore, are unable to predict the extent of any future losses or when or if we will become profitable.

As at March 31, 2011, we have an accumulated deficit of $190,419,905. We expect expenditures and the accumulated deficit to increase as we proceed with our commercialization programs until such time as sales, license fees and royalty payments, if any, may generate sufficient revenues to fund our continuing operations. There can be no assurance that the revenues from the commercialization of our products will be sufficient to support required expenditures and therefore there can be no assurance of when or if we will become profitable.

We depend upon being able to identify promising molecules for licensing or acquisition and successfully completing the acquisitions or licensing on economic terms. There is no assurance that we can continue to identify and license molecules for development.

We do not conduct basic research of our own.  Basic research on a particular drug product is conducted by other biopharmaceutical companies, scientific and academic institutions and hospitals, or scientists affiliated with those institutions. Generally, once the basic research is complete, we enter into agreements to in-license the right to develop and market the products or acquire them.

We depend upon others for the manufacture, development and sale of our products. If we are unable to establish or manage collaborations in the future, there could be a delay in the manufacture, development and sale of our products.

We enter into arrangements with and depend upon others with respect to the manufacture, development and sale of our in-licensed products. Product development includes, but is not limited to, pre-clinical testing, regulatory approval processes, clinical testing, the development of additional regulatory and marketing information and, finally, marketing approval. Our ability to successfully develop and commercialize our in-licensed products is dependent on our ability to make arrangements with others on commercially acceptable terms and subject to our depending upon them to meet regulatory quality standards. The product development process may be delayed or terminated if we cannot secure or maintain such arrangements on terms acceptable to us or at all. We do not have long-term, material, third party manufacturing, formulation or supply agreements, except with respect to one of our licensed products, nimotuzumab, which is manufactured in quantities sufficient for clinical testing by CIMAB or a related party, subject to certain terms and conditions of the licensing agreements between us and CIMAB and CIMAB has contracted to supply commercial quantities or will source such supply if, as and when approval for sale has been granted. Should CIMAB be unable to supply us, we have no readily available alternative source for the product.

We expect to enter into out-licensing agreements with others with respect to the manufacturing and marketing of our drug products. We may retain co-development and marketing rights if management determines it appropriate to do so.

There can be no assurance that we will be successful in maintaining our relationships with research institutions or licensees or others or in negotiating additional in-licensing or out-licensing agreements on terms acceptable to us or at all, or that any such arrangements will be successful. In addition, there can be no assurance that other parties will not enter into arrangements with such entities for the development or commercialization of similar products or that the parties with whom we have made such arrangements will not pursue alternative technologies or develop products on their own or in collaboration with others, including our competitors. If we do not establish sufficient in-licensing and out-licensing arrangements, we may encounter delays in product introductions or may find that the development, manufacture or sale of our licensed products could be materially adversely affected.

We lack experience in commercial manufacturing of our products and may encounter problems or delays in making arrangements for products to be commercially manufactured, which could result in delayed development, regulatory approval and marketing.

We have not commercially launched any of our licensed or owned products and have no commercial manufacturing experience with respect to our products. To be successful, the products must be manufactured in commercial quantities in compliance with regulatory requirements and at acceptable costs over which we have no control. We do not have, and do not intend to acquire, facilities for the production of our products, although we may invest in the ownership of production facilities, or parts of the production process, if appropriate opportunities are available.

Nimotuzumab is required to be manufactured in quantities sufficient for clinical testing by CIMAB or a related party, subject to certain terms and conditions of the licensing agreements between us and CIMAB. Currently these expectations are being met. There can be no assurance, however, that such entities will be able to develop adequate manufacturing capabilities for sufficient commercial scale quantities in a commercially reasonable manner.  In addition, there are risks that we cannot control regarding the CIMAB manufacturing plant, including amongst others, events such as weather, fire and other natural disasters as well as political risks.  All manufacturing facilities must comply with applicable regulations in their jurisdiction or where products are to be sold. In addition, production of the licensed and owned products may require raw materials for which the sources and amount of supply are limited. An inability to obtain adequate supplies of such raw materials could significantly delay the development, regulatory approval and marketing of our licensed and owned products.

We depend upon licenses from third parties and the maintenance of licenses is necessary for our success.

As we own CYT387 and CYT997, there are no license terms.

With respect to nimotuzumab, we have obtained our rights to the product currently being actively developed under a license agreement from CIMAB originally dated May 3, 1995, as amended.

We depend upon the license rights to certain products for commercialization. While we believe we are in compliance with our obligations under these licenses, they may be terminated or converted to non-exclusive licenses by the licensors if there is a breach of the terms of the licenses. There can be no assurance that a license is enforceable or will not be terminated or converted. The termination or conversion of the licenses or our inability to enforce our rights under the licenses would have a material adverse effect on our business as we would not have the rights to certain of the products that we are developing. To the extent that management considers a particular license to be material to our undertaking, we have entered into a signed license agreement for that license.  The in-license agreements to which we are currently a party require us to maintain and defend the patent rights that we in-license against third parties.

Although our current licenses are governed by the laws of Ontario, the enforcement of certain of them may necessitate pursuing legal proceedings and obtaining orders in other jurisdictions, including the U.S. and the Republic of Cuba. There can be no assurance that a court judgment or order obtained in one jurisdiction will be enforceable in another. In international venture undertakings it is standard practice to attorn to a neutral jurisdiction to seek remedy for unresolved commercial disputes. These arrangements are usually negotiated as part of the original business agreement. In the case of the license agreements with us, the parties have agreed that the law governing the agreements is Ontario law and the parties will attorn to the courts of Ontario or the Federal court of Canada to resolve any dispute regarding the agreements.

One of our products in clinical development is licensed from Cuba. The commercial and legal environment in Cuba is in a formative stage and may be subject to political risk. It is possible that we may not be able to enforce our legal rights in Cuba or against Cuban entities to the same extent that we would be able to do in a country with a more established commercial and legal system. Termination of our license arrangements or difficulties in enforcement of such arrangements could have a material adverse effect on our ability to continue development of our licensed products from that country.

We have a number of license agreements with CIMAB. CIMAB is a corporation owned by an institution of the Government of Cuba that purportedly operates at arms-length from the state bureaucracy with regard to its business, scientific and administrative decision-making. CIMAB is reportedly akin to a “crown corporation” in Canada. CIMAB’s management is purportedly both autonomous and responsible for the success of its business decisions. Despite the fact that CIMAB’s management is purportedly both autonomous and responsible for business decisions and that the license agreements with us declare Ontario law as the governing law, because of the fact that CIMAB is ultimately a state-owned entity we will not necessarily be able to enforce compliance by CIMAB with any judgment if CIMAB or the Government of Cuba refuses to comply.

Although all of the funds advanced to our joint venture subsidiaries have been expensed, we are only entitled to recover those expenditures when the joint venture’s net income exceeds the amount of cumulative advances.

YM and CIMAB entered into a funding agreement with CIMYM (now CIMYM BioSciences Inc.) in November 1995 (the “Funding Agreement”) in connection with the 1995 CIMYM license with respect to nimotuzumab. The Funding Agreement provides that we will arrange for the appropriate studies and clinical trials for the licensed products held by CIMYM BioSciences Inc.. and will fund the cost of such studies and trials provided that doing so would not be commercially or scientifically unreasonable. Accordingly, we make the final determination as to whether or not a clinical trial expense is justified with respect to any given product.

We are entitled to reimbursement of all advances made by us pursuant to the Funding Agreement, from the results of the successful development of the licensed products and generation of income.  CIMYM BioSciences Inc. repays such advances out of a portion of its revenues in priority to eventual revenue or profit sharing arrangements under the 1995 CIMYM License.

As at March 31, 2011, we had advanced $78,089,701 to CIMYM BioSciences Inc. Since we have expensed the total amount no further accounting for those advances would affect our balance sheet or income statement and any reimbursement of such advances would be considered to be income by us.

We rely upon licensors and others for research on new products.

We do not conduct our own basic research with respect to the identification of new products. Instead, we review and analyze research and development work conducted by others as a primary source for new products. While we expect that we will be able to continue to identify licensable products or research suitable for licensing and commercialization by us, there can be no assurance that useful products will be available to us on commercially acceptable terms.

We conduct our development internationally and are subject to laws and regulations of several countries which may affect our ability to access regulatory agencies and may affect the enforceability and value of our licenses.

Clinical trials on our development products have been conducted by us and our sub-licensees in more than 20 jurisdictions including Australia, Canada, the United Kingdom, the European Union, Japan, India, Indonesia, Korea, Russia and the U.S., and we intend to, and may, conduct future clinical trials in these and other jurisdictions. There can be no assurance that any sovereign government, including Canada’s, will not establish laws or regulations that will be deleterious to our interests. There is no assurance that we, as a Canadian corporation, will continue to have access to the regulatory agencies in any jurisdiction where we might want to conduct clinical trials or obtain final regulatory approval, and there can be no assurance that we will be able to enforce our licenses in foreign jurisdictions. Governments have, from time to time, established foreign exchange controls which could have a material adverse effect on our business and financial condition, since such controls may limit our ability to flow funds into a particular country to meet our obligations under in-licensing agreements, and to flow funds which we may be entitled to, in the form of royalty and milestone payments, under out-licensing agreements out of a particular country  In addition, the value of our licenses will depend upon the absence of punitive or prohibitive legislation in respect of biological materials.

We also conduct our in-licensing internationally and we currently own or license products and technologies from sources in Canada, Australia and Cuba. We have previously licensed, and intend to and may license, products from sources in other jurisdictions.

We have licensed nimotuzumab from CIMAB, a corporation representing a scientific institute in Cuba. The U.S. has maintained an embargo against Cuba, administered by the U.S. Department of the Treasury. The laws and regulations establishing the embargo have been amended from time to time, most recently by the passage of the Cuban Liberty and Democratic Solidarity Act (the “Helms-Burton Act”). The embargo applies to almost all transactions involving Cuba or Cuban enterprises, and it bars from such transactions any U.S. persons unless such persons obtain specific licenses from the U.S. Department of the Treasury authorizing their participation in the transactions. There is Canadian legislation (the Foreign Extraterritorial Measures Act) which provides generally that judgments against Canadian companies under the Helms-Burton Act will not be enforceable in Canada. The U.S. embargo could have the effect of limiting our access to U.S. capital, U.S. financing, U.S. customers and U.S. suppliers. In particular, our products licensed from Cuban sources, noted above, are likely to be prohibited from being licensed or sold in the U.S. unless the U.S. Department of the Treasury issues a license or the embargo is lifted.

The Helms-Burton Act authorizes private lawsuits for damages against anyone who “traffics” in property confiscated, without compensation, by the Government of Cuba from persons who at the time were, or have since become, nationals of the U.S. We do not own any real property in Cuba and, to the best of our knowledge, and based upon the advice of the Cuban government, none of the properties of the scientific centers of the licensors in which the licensed products were developed and are or may be manufactured was confiscated by the Government of Cuba from persons who at the time were, or have since become, nationals of the U.S. However, there can be no assurance that this is correct.

The United States has imposed economic sanctions against Cuba. These sanctions apply to certain transactions from the United States or activities by a person subject to U.S. jurisdiction. Among other things, the sanctions prohibit transactions that involve property in which Cuba or any Cuban national has or has had any interest whatsoever, direct or indirect.

For purposes of interpreting the sanctions, ‘‘person subject to U.S. jurisdiction’’ means any U.S. citizen, any U.S. permanent resident alien, any entity organized under the laws of the United States or any jurisdiction within the United States (including foreign branches and subsidiaries) or any person in the United States. We (other than our subsidiary YM USA) are not a person subject to U.S. jurisdiction for purposes of the sanctions and are not subject to the sanctions with respect to our activities outside of the United States.

Nevertheless, we cannot assure you that the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury, which administers the U.S. government’s Cuba sanctions, would agree that the measures we have taken and will take are sufficient to comply with the sanctions described above.

We are the exclusive licensee of U.S., European and other patents related to nimotuzumab licensed to us by CIMAB, a Cuban company responsible for commercializing products developed at CIM, a research institute formed by the government of Cuba.  In connection with a default judgment obtained from a U.S. federal court in Miami, Florida by an individual claimant against the Republic of Cuba, the Cuban government and a number of other parties, including CIM, the claimant has recorded a lien against the U.S. patents that are licensed by us from CIMAB. These are patents US5,891,996 and US6,506,883, each of which expires in November 2015. The claimant also has commenced an action to enforce that default judgment.  If the claimant succeeds in its action to enforce the judgment, ownership of the licensed U.S. patents could be transferred from CIM to the claimant or sold to a third party. Based on the advice of our counsel, we believe that any transfer of the U.S. patents will be subject to our existing license from CIMAB and that any such transfer should have no bearing on our rights under the license agreement.  However, there can be no assurance that any subsequent owner of the U.S. patents will fully cooperate with us in connection with our efforts to continue the development of nimotuzumab in the United States, will not attempt to invalidate our license agreement, or will not attempt to take any other action that could potentially impact our license to the U.S. patents.

The acquisition of YM BioSciences Australia Pty Ltd. (formerly Cytopia Limited) will result in increased expenditures.

The acquisition of YM BioSciences Australia Pty Ltd. (formerly Cytopia Limited) will result in an increase of expenditures for the additional staff and resources, as well as the advancement of the YM BioSciences Australia Pty Ltd. products in clinical development. This will result in the reduction of our previously anticipated duration of our cash assets. If we are unsuccessful in our financing efforts, we may have insufficient funds to complete our clinical development plans as originally anticipated.

Risks Related To Our Common Shares, Financial Results And Need For Financing

We are susceptible to general economic conditions

The past three years have been marked by global economic turmoil.  Economic conditions worsened over the course of 2008, 2009 and 2010.  These negative conditions remain substantial risks in 2011. General economic conditions may have a significant impact on us, including our commercialization opportunities, our ability to raise financing and our ability to work with others upon whom we rely for basic research, manufacture, development and sale of our products.

We may not be able to obtain necessary funding from sales, license fees, milestones or royalties and, as a result, may need to try to obtain capital through the public market or private financing which may not be available on acceptable terms, or at all.

We will require additional funding for the commercialization of our products, licensed and owned, and if new products are licensed or acquired and put into development. The amount of additional funding required depends on the status of each project or new opportunity at any given time. Our business strategy is to in-license or acquire rights to promising products, further develop those products by progressing the products toward regulatory approval by conducting and managing clinical trials, and finally, generally, to out-license rights to manufacture and/or market resulting products to other pharmaceutical firms generally in exchange for royalties and license fees. Due to the in- and out-licensing arrangements and our dependence on others for the manufacture, development and sale of our in-licensed products, we do not have consistent monthly or quarterly expenditures and cannot determine the amount and timing of required additional funding with any certainty. As at March 31, 2011 we had cash and short-term deposits totalling $73,542,037 and accounts payables and accrued liabilities of $3,708,464.

We assess our additional funding needs on a project-by-project basis from time-to-time. To the extent that we are unable to fund our expenditures from sales, license fees and royalties, it will be necessary to reconsider whether to continue existing projects or enter into new projects, or to access either the public markets or private financings if conditions permit. In addition, we have no established bank financing arrangements and there can be no assurance that we will be able to establish such arrangements on satisfactory terms or at all. Such financing, if required and completed, may have a dilutive effect on the holders of our common shares. There is no assurance that such financing will be available if required or that it will be available on favorable terms.

Our operating results and stock price may fluctuate significantly.

The trading price of our common shares, as with many pharmaceutical and biotechnology companies, has historically been and is likely to remain highly volatile.  The market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies.  Factors such as the efficacy and safety of our products or the products of our competitors, announcements of technological innovations by us or our competitors, governmental regulations, developments in our patents or other proprietary rights, our licensors or our competitors, litigation, fluctuations in our operating results, thin capitalization, market conditions for biopharmaceutical stocks and general market and economic conditions could have a significant impact on the future trading price of our common shares. In addition, the price of our common shares is highly volatile since it may take years before any of our licensed products will receive final regulatory approval to be marketed in Canada, the U.S. or other territories, if at all.

There is no assurance that an active trading market in our common shares will be sustained.

Our common shares are listed for trading on the on the NYSE Amex and on the TSX.  However, there can be no assurance that an active trading market in our common shares on these stock exchanges will be sustained.

Our share price is volatile.

The market price of our common shares, as with that of the securities of many other biotechnology companies in the development stage, has been, and is likely to continue to be, highly volatile. This increases the risk of securities litigation related to such volatility. Factors such as the results of our preclinical studies and clinical trials, as well as those of our collaborators or our competitors other evidence of the safety or effectiveness of our products or those of our competitors, announcements of technological innovations or new products by us or our competitors, governmental regulatory actions, developments with our collaborators, developments (including litigation) concerning patent or other proprietary rights of our company or our competitors, concern as to the safety of our products, period-to-period fluctuations in operating results, changes in estimates of our performance by securities analysts, market conditions for biotechnology stocks in general and other factors not within the control of our company could have a significant adverse effect on the market price of our common shares.

We have not paid dividends.

We have never paid cash dividends on our common shares and do not anticipate paying any cash dividends in the foreseeable future.  We currently intend to retain our future earnings, if any, to finance further research and the expansion of our business.

Our outstanding common shares could be subject to dilution.

The exercise of stock options and warrants already issued by us and the issuance of other additional securities in the future, including upon the exercise of the warrants offered hereby could result in dilution in the value of our common shares and the voting power represented by the common shares.  Furthermore, to the extent holders of our stock options or other securities exercise their securities and then sell the common shares they receive, our share price may decrease due to the additional amount of our common shares available in the market.

It may be difficult for non-Canadian investors to obtain and enforce judgments against us because of our Canadian incorporation and presence.

We are a corporation existing under the laws of Nova Scotia, Canada.  Most of our directors and officers, and certain of the experts named herein, are residents of Canada or otherwise reside outside the United States, and all or a substantial portion of their assets, and a substantial portion of our assets, are located outside the United States. Consequently, although we have appointed an agent for service of process in the United States, it may be difficult for holders of these securities who reside in the United States to effect service within the United States upon those directors and officers and the experts who are not residents of the United States. It may also be difficult for holders of these securities who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon our civil liability and the civil liability of our directors, officers and experts under the United States federal securities laws.  Investors should not assume that Canadian courts (1) would enforce judgments of U.S. courts obtained in actions against us or such directors, officers or experts predicated upon the civil liability provisions of the U.S. federal securities laws or the securities or “blue sky” laws of any state within the United States or (2) would enforce, in original actions, liabilities against us or such directors, officers or experts predicated upon the U.S. federal securities laws or any such state securities or “blue sky” laws. In addition, we have been advised by our Canadian counsel that in normal circumstances, only civil judgments and not other rights arising from United States securities legislation are enforceable in Canada and that the protections afforded by Canadian securities laws may not be available to investors in the United States.

If there are substantial sales of our common shares, the market price of our common shares could decline.

Sales of substantial numbers of our common shares could cause a decline in the market price of our common shares. Any sales by existing shareholders or holders of options may have an adverse effect on our ability to raise capital and may adversely affect the market price of our common shares.

We have adopted a shareholder rights plan, which could make it more difficult for a third party to acquire us, thus potentially depriving our shareholders of a control premium.

We have adopted a shareholder rights plan. The provisions of such plan could make it more difficult for a third party to acquire a majority of our outstanding common shares, the effect of which may be to deprive our shareholders of a control premium that might otherwise be realized in connection with an acquisition of our common shares. See “Description of Share Capital, Common Shares and Related Information”.

Risks Related To Our Industry

If our clinical testing of drug products do not produce successful results, we will not be able to commercialize our products.

Each of our products, licensed or owned, must be subjected to additional clinical testing in order to demonstrate the safety and efficacy of our products in humans. Our ability to commercialize our products will depend on the success of currently ongoing clinical trials and subsequent clinical trials that have not yet begun.

We are not able to predict the results of pre-clinical and clinical testing of our drug products. It is not possible to predict, based on studies or testing in laboratory conditions or in animals, whether a drug product will prove to be safe or effective in humans. Further, preclinical data may not be sufficient for regulators to accept positive clinical data for approval to commercialize a product. Pre-clinical data must have been conducted to high regulatory standards and may be found, on review by health regulatory authorities, to be of insufficient quality to support an application for commercialization of our products. In addition, success in one stage of testing is not necessarily an indication that the particular drug product will succeed in later stages of testing and development. There can be no assurance that the pre-clinical or clinical testing of our products will yield satisfactory results that will enable us to progress toward commercialization of such products. Unsatisfactory results may have a material adverse effect on our business, financial condition or results of operations as they could result in us having to reduce or abandon future testing or commercialization of particular drug products.

If our competitors develop and market products that are more effective than our existing product candidates or any products that we may develop, or obtain marketing approval before we do, our products may be rendered obsolete or uncompetitive.

Technological competition from pharmaceutical companies, biotechnology companies and universities is intense and is expected to increase. Many of our competitors and potential competitors have substantially greater product development capabilities and financial, scientific, marketing and human resources than we have. Our future success depends in part on our ability to maintain a competitive position, including our ability to further progress our products, licensed or owned, through the necessary pre-clinical and clinical trials towards regulatory approval for sale and commercialization. Other companies may succeed in commercializing products earlier than we are able to commercialize our products or they may succeed in developing products that are more effective than our products.

With respect to CYT387, we consider our main competitors to be Novartis AG, Eli Lilly and Company, Incyte Corporation, S*Bio Pte Ltd., Onyx Pharmaceuticals and Sanofi-Aventis. With respect to CYT997 we consider our main competitors to be Oxigene, Inc., Antisoma plc and Novartis AG.

With respect to nimotuzamab, we consider our main competitors to be Amgen Inc., AstraZeneca PLC, Bristol-Myers Squibb, Hoffmann-La Roche Ltd., Eli Lilly and Company, Genentech, Inc., Genmab A/S, Merck KGaA and Astellas Pharma Canada, Inc.

Our success depends in part on developing and maintaining a competitive position in the development and commercialization of our products, licensed or owned, and technological capabilities in our areas of expertise. The biotechnology and pharmaceutical industries are subject to rapid and substantial technological change. While we will seek to expand our technological capabilities in order to remain competitive, there can be no assurance that developments by others will not render our products non-competitive or that we or our licensors will be able to keep pace with technological developments. Competitors have developed technologies that could be the basis for competitive products. Some of those products may have an entirely different approach or means of accomplishing the desired therapeutic effect than our products and may be more effective or less costly than our products. In addition, other forms of medical treatment may offer competition to the products.  The success of our competitors and their products and technologies relative to our technological capabilities and competitiveness could have a material adverse effect on the future pre-clinical and clinical trials of our products, including our ability to obtain the necessary regulatory approvals for the conduct of such trials.

We are subject to extensive government regulation that increases the cost and uncertainty associated with gaining final regulatory approval of our product candidates.

Securing final regulatory approval for the manufacture and sale of human therapeutic products in Canada and our other markets, including the U.S., is a long and costly process that is controlled by that particular country’s national regulatory agency. The national regulatory agency in Canada is Health Canada, in Europe it is the EMEA and in the U.S. it is the FDA. Other national regulatory agencies have similar regulatory approval processes, but each is different. Approval in Canada, Europe or the U.S. does not assure approval by other national regulatory agencies, although often test results from one country may be used in applications for regulatory approval in another country.

Prior to obtaining final regulatory approval to market a drug product, every national regulatory agency has a variety of statutes and regulations which govern the principal development activities. These laws require controlled research and testing of products, government review and approval of a submission containing pre-clinical and clinical data establishing the safety and efficacy of the product for each use sought, approval of manufacturing facilities including adherence to GMP during production and storage and control of marketing activities, including advertising and labelling.

None of our products have been completely developed or tested and, therefore, we are not yet in a position to seek final regulatory approval to market any of our products. To date we have obtained various regulatory clearances to develop and test our products. CYT387 has been cleared for use in clinical trials by the FDA, Health Canada and the Australian Department of Health and Ageing – Therapeutic Goods Administration and CYT997 by the latter. CYT387 has been designated an orphan drug by the FDA for the treatment of myelofibrosis. Nimotuzumab has been cleared for testing in the U.S., Canada, Europe, Japan, Korea and Indonesia/Malaysia/Singapore and has been designated as an orphan drug for certain indications in Europe and the U.S. It is in Phase II and III trials in certain of those territories.

Nimotuzumab, which is being developed in Canada, the U.S., Europe, Japan, Korea, certain African countries and Southeast Asian countries sub-licensed by YM, is also being separately developed, tested or marketed in Argentina, Brazil, China, Cuba, India and Mexico, amongst others. The U.S. established an embargo against Cuba in 1961, reinforced by the Helms-Burton Act in 1996, and Cuba is among several nations which have been identified by the U.S. Department of State as being a state sponsoring terrorism. As such the U.S. Government has put in place certain limitations on conduct of business with Cuba and anti-terrorism legislation against Cuba. Although as of the date of this filing such anti-terrorism controls have not had any adverse effect on our operations, because of the anti-terrorism controls and the Helms-Burton Act, there is no assurance that the Company will be able to complete clinical testing in the U.S. or obtain OFAC or final regulatory approval in order to successfully commercialize nimotuzumab in the U.S. We were successful in September 2006 in our application for a Special License to import nimotuzumab for a clinical trial in the U.S., received clearance for this trial from the FDA following the fiscal 2007 year end and subsequently received a Special License in 2009 to treat any solid tumors with further FDA clearances in 2010.

There can be no assurance that the licensed products will be successfully commercialized. The process of completing clinical testing and obtaining final regulatory approval to market the licensed products is likely to take a number of years for most of the licensed products and require the expenditure of substantial resources. Any failure to obtain, or a delay in obtaining, such approvals could adversely affect our ability to develop the product and delay commercialization of the product. Further, there can be no assurance that our licensed products will prove to be safe and effective in clinical trials under the standards of the regulations in our territories or receive applicable regulatory approvals from applicable regulatory bodies.

Changes in government regulations, although beyond our control, could have an adverse effect on our business.

We have, or have had, licenses with, or clinical trials at, various academic organizations, hospitals and companies in Australia, Canada, Cuba, India, Italy, Japan, Korea, Germany, the U.S., the United Kingdom, countries in Southeast Asia and other countries and we depend upon the validity of our licenses and access to the data for the timely completion of clinical research in those jurisdictions. Any changes in the drug development regulatory environment or shifts in political attitudes of a government are beyond our control and may adversely affect our business.

Our business may also be affected in varying degrees by such factors as government regulations with respect to intellectual property, regulation or export controls. Such changes remain beyond our control and the effect of any such changes cannot be predicted.

These factors could have a material adverse effect on our ability to further develop our licensed products.

Risks Related To Intellectual Property And Litigation

Our success depends upon our ability to protect our intellectual property and our proprietary technology.

Our success will depend, in part, on our ability and our licensors’ ability to obtain patents, maintain trade secrets protection and operate without infringing on the proprietary rights of third parties or having third parties circumvent our rights. Certain licensors and the institutions that they represent, and in certain cases, us on behalf of the licensors and the institutions that they represent, have filed and are actively pursuing certain applications for Canadian and foreign patents. The patent position of pharmaceutical and biotechnology firms is uncertain and involves complex legal and financial questions for which, in some cases, certain important legal principles remain unresolved. There can be no assurance that the patent applications made in respect of the owned or licensed products will result in the issuance of patents, that the term of a patent will be extendable after it expires in due course, that the licensors or the institutions that they represent will develop additional proprietary products that are patentable, that any patent issued to the licensors or us will provide us with any competitive advantages, that the patents of others will not impede our ability to do business or that third parties will not be able to circumvent or successfully challenge the patents obtained in respect of the licensed products. The cost of obtaining and maintaining patents is high. Furthermore, there can be no assurance that others will not independently develop similar products which duplicate any of the licensed products or, if patents are issued, design around the patent for the product. There can be no assurance that our processes or products or those of our licensors do not or will not infringe upon the patents of third parties or that the scope of our patents or those of our licensors will successfully prevent third parties from developing similar and competitive products.

Much of our know-how and technology may not be patentable, though they may constitute trade secrets. There can be no assurance, however, that we will be able to meaningfully protect our trade secrets. To help protect our intellectual property rights and proprietary technology we require employees, consultants, advisors and collaborators to enter into confidentiality agreements. There can be no assurance that these agreements will provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure.

We maintain patents in connection with CYT387, CYT997 and nimotuzumab. There may also be risks related to nimotuzumab as our license originates from Cuba.  Cuba is a formally socialist country and, under the current patent law, ownership of the inventions of the Cuban inventors for which patent applications have been filed rests with the State. The material license agreement for our Cuban sourced products is a license agreement between us and CIMAB, dated May 3, 1995, as amended, with respect to nimotuzumab. There is no guarantee that, with any future changes in the political regime, the Cuban government would continue to honour such a license agreement.

Our potential involvement in intellectual property litigation could negatively affect our business.

Our future success and competitive position depend in part upon our ability to maintain our intellectual property portfolio. There can be no assurance that any patents will be issued on any existing or future patent applications. Even if such patents are issued, there can be no assurance that any patents issued or licensed to us will not be challenged. Our ability to establish and maintain a competitive position may be achieved in part by prosecuting claims against others who we believe are infringing our rights and by defending claims brought by others who believe that we are infringing their rights. In addition, enforcement of our patents in foreign jurisdictions will depend on the legal procedures in those jurisdictions. Even if such claims are found to be invalid, our involvement in intellectual property litigation could have a material adverse effect on our ability to out-license any products that are the subject of such litigation. In addition, our involvement in intellectual property litigation could result in significant expense, which could materially adversely affect the use or licensing of related intellectual property and divert the efforts of our valuable technical and management personnel from their principal responsibilities, whether or not such litigation is resolved in our favor.

Product liability claims are an inherent risk of our business, and if our clinical trial and product liability insurance prove inadequate, product liability claims may harm our business.

Human therapeutic products involve an inherent risk of product liability claims and associated adverse publicity. We currently maintain clinical trial liability insurance with an ultimate net loss value of up to $10,000,000 per claim and a policy aggregate of $10,000,000. We currently have no other product liability insurance and there can be no assurance that we will be able to obtain or maintain product liability insurance on acceptable terms or with adequate coverage against potential liabilities. Such insurance is expensive, difficult to obtain and may not be available in the future on acceptable terms, or at all. An inability to obtain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims could have a material adverse effect on our business by preventing or inhibiting the commercialization of our products, licensed and owned, if a product is withdrawn or a product liability claim is brought against us.

Risks Related To Being A Canadian Entity

We are governed by the corporate laws in Nova Scotia, Canada which in some cases have a different effect on shareholders than the corporate laws in Delaware, U.S.

The material differences between the Nova Scotia Companies Act (the “NSCA”) as compared to the Delaware General Corporation Law (“DGCL”) which may be of most interest to shareholders include the following: (i) for material corporate transactions (such as amalgamations, other extraordinary corporate transactions, amendments to the memorandum of association and amendments to the articles of association) the NSCA generally requires three-quarter majority vote by shareholders which in most instances requires a confirmatory resolution by a majority of the shareholders (and, in addition, especially where the holders of a class of shares is being affected differently from others, approval will be required by holders of two-thirds of the shares of such class voting in a meeting called for the purpose), whereas DGCL generally only requires a majority vote of shareholders for similar material corporate transactions; (ii) quorum for shareholders meetings is not prescribed under the NSCA and is only 5% under our articles of association, whereas under DGCL, quorum requires the holders of a majority of the shares entitled to vote to be present; and (iii) our articles of association require a special resolution and the Corporations Miscellaneous Provisions Act (Nova Scotia) requires three-quarters of all shareholders entitled to vote to pass a resolution for one or more directors to be removed, whereas DGCL only requires the affirmative vote of a majority of the shareholders.

PROBABLE ACQUISITIONS OR OTHER MATERIAL TRANSACTIONS

There are no proposed undisclosed material transactions that have progressed to a state where we believe that the likelihood of us completing such a transaction is high. We continue to evaluate opportunities to amplify and diversify our development portfolio through potential licensing, or merger and acquisition activity.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement, the net proceeds that we receive from the issue of our securities will be used for working capital and general corporate purposes. We intend to use the funds as stated in the applicable prospectus supplement.

DESCRIPTION OF SHARE CAPITAL, COMMON SHARES AND RELATED INFORMATION

Authorized Capital

Our authorized share capital consists of 500,000,000 common shares without nominal or par value, 500,000,000 Class A non-voting common shares without nominal or par value, 500,000,000 Class A preferred shares without nominal or par value and 500,000,000 Class B preferred shares, issuable in series, without nominal or par value. As at July 13, 2011, there were 116,681,948 common shares, no Class A non-voting common shares and no Class A or Class B preferred shares outstanding.

The following is a summary of the material provisions attached to the common shares, the Class A preferred shares and the Class B preferred shares.

Common Shares

All of the common shares rank equally as to voting rights, participation in a distribution of the assets of our corporation on a liquidation, dissolution or winding-up of our corporation and the entitlement to dividends. The holders of our common shares are entitled to receive notice of all meetings of shareholders and to attend and vote the common shares at the meetings. Each common share carries with it the right to one vote.

In the event of the liquidation, dissolution or winding-up of our corporation, the holders of our common shares will be entitled, subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of our corporation, to receive, on a pro rata basis, share for share, with the Class A non-voting common shares, all of the remaining property of our corporation. There are no pre-emptive or conversion rights and no provisions for redemption, retraction, purchase for cancellation or surrender or sinking or purchase funds.

Class A Preferred Shares and Class B Preferred Shares

There are no Class A preferred shares or Class B preferred shares outstanding. The Class A preferred shares and Class B preferred shares are issuable in series. Each series may consist of such number of shares and have such designation, rights, privileges, restrictions and conditions attached thereto as may be determined by the board of directors, subject to the provisions attached to the Class A preferred shares as a class or the Class B preferred shares as a class. The Class A preferred shares and the Class B preferred shares each rank ahead of the common shares with respect to the distribution of our assets upon liquidation, dissolution or winding-up.

Shareholder Rights Plan

On November 28, 2007, our shareholders approved the renewal of a shareholder rights plan, which renewal was ratified on November 18, 2010. Pursuant to the renewed plan, the board of directors declared a distribution of one right for each outstanding common share to shareholders of record at the close of business on November 28, 2007 and authorized the issue of one right for each common share issued after that date and before the date that the plan expires or the rights separate from the common shares. The plan will expire at the close of business at the annual meeting of our shareholders to be held in 2017, subject to ratification of the plan by the shareholders every three years. The rights will separate from the common shares at the close of business on the eighth trading day (or such later day as determined by the board of directors) after the public announcement of the acquisition of, or intention to acquire, beneficial ownership of 20% or more of the common shares by any person other than pursuant to a permitted bid. A “permitted bid” is an offer that is made to the holders of all common shares (other than the offeror) in compliance with the plan, is open for acceptance for at least 60 days, is accepted by holders holding more than 50% of the common shares and, if so accepted, is extended for a further 10 business days.

Dividend Policy

We have not paid any dividends since our incorporation.  We will consider paying dividends in future as our operational circumstances may permit having regard to, among other things, our earnings, cash flow and financial requirements.  It is the current policy of the board of directors to retain all earnings to finance our business plan.

Trading Price and Volume

Our common shares are listed on the TSX under the symbol “YM”, on the NYSE Amex under the symbol “YMI” and on the AIM under the symbol “YMBA”. The following table sets forth, for the periods indicated, the reported high and low prices and the average volume of trading of the common shares on the TSX and the NYSE Amex:

	TSX (C$)			NYSE Amex (US$)
Calendar Period	High	Low	Daily Avg. Volume	High	Low	Daily Avg. Volume
June 2010	$1.39	$1.18	112,638	$1.34	$1.15	374,329
July 2010	$1.52	$1.20	43,587	$1.47	$1.16	394,351
August 2010	$1.54	$1.34	25,583	$1.52	$1.27	418,794
September 2010	$1.74	$1.47	36,925	$1.70	$1.41	282,301
October 2010	$2.18	$1.80	65,281	$2.11	$1.79	476,701
November 2010	$2.16	$1.82	53,140	$2.12	$1.92	542,570
December 2010	$2.38	$1.66	146,173	$2.38	$1.65	1,663,734
January 2011	$2.68	$2.10	118,187	$2.69	$2.10	1,396,835
February 2011	$2.54	$2.29	31,764	$2.54	$2.32	771,505
March 2011	$2.68	$2.45	68,316	$2.77	$2.50	854,671
April 2011	$3.18	$2.39	102,148	$3.38	$2.49	1,460,509
May 2011	$3.61	$2.90	67,727	$3.65	$3.02	998,073
June 2011	$3.65	$2.37	50,681	$3.77	$2.41	1,322,848
July 1, 2011 to July 13, 2011	$2.89	$2.55	33,172	$3.02	$2.65	459,156

DESCRIPTION OF WARRANTS

We may issue warrants to purchase common shares.

We will not offer warrants for sale separately to any member of the public in the Province of Ontario unless the offering is in conjunction with and forms part of the consideration for an acquisition or merger transaction or unless the prospectus supplement containing the specific terms of the warrants to be offered separately is first approved for filing by the Ontario Securities Commission.

The prospectus supplement relating to any warrants offered hereunder will describe the terms of the warrants and the applicable offering, including some or all of the following:

•	the designation and aggregate number of warrants offered;

•	the currency or currencies in which the warrants will be offered;

•	the number of common shares that may be purchased on the exercise of the warrants and procedures that will result in an adjustment of that number;

•	the exercise price of the warrants;

•	the dates or periods during which the warrants are exercisable;

•	any minimum or maximum amount of warrants that may be exercised at any one time;

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants; and

•	any other material terms of the warrants.

Before the exercise of their warrants, holders of warrants will not have any of the rights of holders of common shares.

DESCRIPTION OF UNITS

We may issue units comprising any combination of the other securities described in this prospectus.  Each unit will be issued so that the holder of such unit is also the holder of each security included in such unit.  Therefore, the holder of a unit will have the rights and obligations of a holder of each included security (except in some cases where the right to transfer an included security of a unit may not occur without the transfer of the other included security comprising part of such unit).

The prospectus supplement relating to any units offered hereunder will describe the terms of the units and the applicable offering, including some or all of the following:

•	the designation and terms of the units and the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

•	whether the units will be issued in fully registered or global form.

The preceding description and any description of units in the applicable prospectus supplement do not purport to be complete and are subject to and are qualified in their entirety by reference to the unit agreement, if any, and, if applicable, collateral agreements relating to such units.

PLAN OF DISTRIBUTION

We may issue the securities offered by this prospectus in the Province of Ontario, Canada, the United States and elsewhere where permitted by law for cash or other consideration:

•	to or through underwriters, dealers, placement agents or other intermediaries,

•	directly to one or more purchasers, or

•	in connection with acquisitions by the Corporation.

The prospectus supplement with respect to the securities will set forth the terms of the offering of the securities, including:

•	the name or names of any underwriters, dealers or other placement agents,

•	the purchase price of, and form of consideration for, the securities and the proceeds to us,

•	any delayed delivery arrangements,

•	any underwriting commissions, fees, discounts and other items constituting underwriters’ compensation,

•	any offering price,

•	any discounts or concessions allowed or reallowed or paid to dealers, and

•	any securities exchanges on which the securities may be listed.

Only the underwriters named in a prospectus supplement are deemed to be underwriters in connection with the securities offered by that prospectus supplement.

The securities may be sold, from time to time in one or more transactions at a fixed price or prices which may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing market price or at negotiated prices.

Under agreements which may be entered into by us, underwriters, dealers and agents who participate in the distribution of securities may be entitled to indemnification by us against certain liabilities, including liabilities under the United States Securities Act of 1933, as amended, and applicable Canadian provincial securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. The underwriters, dealers and agents with whom we enter into agreements maybe customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

In connection with any offering of securities, the underwriters may over-allot or effect transactions which stabilize or maintain the market price of the securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

CERTAIN INCOME TAX CONSIDERATIONS

The applicable prospectus supplement may describe the principal Canadian federal income tax considerations generally applicable to investors described therein of purchasing, holding and disposing of Securities, including, in the case of an investor who is not a resident of Canada, Canadian non-resident withholding tax considerations.

The applicable prospectus supplement may also describe certain United States federal income tax consequences of the acquisition, ownership and disposition of any Securities offered under this prospectus by an investor who is subject to United States federal taxation.

AUDITORS

The consolidated financial statements as at June 30, 2010 and 2009 and for each of the years in the three year period ended June 30, 2010 incorporated in this prospectus by reference have been audited by KPMG LLP, independent registered chartered accountants, as stated in their report, which is incorporated herein by reference.

LEGAL MATTERS

Certain legal matters relating to the securities offered by this prospectus will be passed upon for us by Heenan Blaikie LLP, Toronto, Ontario, with respect to matters of Canadian law, and Dorsey & Whitney LLP, Vancouver, B.C. and New York, NY with respect to matters of United States law.  The partners and associates of Heenan Blaikie LLP and Dorsey & Whitney LLP beneficially own, directly or indirectly, less than 1% of any class of securities issued by YM.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for the common shares is Mellon Investor Services LLC in the United States and Canadian Stock Transfer Company Inc. in Canada.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been filed or will be filed with the SEC as part of the registration statement of which this prospectus forms a part: the documents listed under “Documents Incorporated by Reference”; consents of accountants and counsel; and powers of attorney.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO
OFFEREES OR PURCHASERS

Indemnification of Directors and Officers.

The Nova Scotia Companies Act does not restrict a company from indemnifying directors and provides that in any proceeding against a director for negligence or breach of trust it appears to the court hearing the case that the director or person is or may be liable in respect of the negligence or breach of trust, but has acted honestly and reasonably and ought fairly to be excused for the negligence or breach of trust, the court may relieve him, either wholly or partly, from his liability on such terms as the court may think proper. Our Articles of Association also provide that no director or officer, former director or officer, or person who acts or acted at our request, as a director or officer of our corporation, a body corporate, partnership or other association of which we are or were a shareholder, partner, member or director, in the absence of any dishonesty on such person's part, shall be liable for the acts, receipts, neglects or defaults of any other director or other such person, or for joining in any receipt or other act for conformity, or for any loss, damage or expense happening to our corporation through the insufficiency or deficiency of title to any property acquired for or on behalf of our corporation, or through the insufficiency or deficiency of any security in or upon which any of the funds of our corporation are invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious acts of any person with whom any funds, securities or effects are deposited, or for any loss occasioned by error of judgment or oversight on the part of such person, or for any other loss, damage or misfortune whatsoever which happens in the execution of the duties of such person or in relation thereto.

Under our Articles of Association, every director or officer, former director or officer, or person who acts or acted at our request, as a director or officer of our corporation, a body corporate, partnership or other association of our corporation, in the absence of any dishonesty on the part of such person, shall be indemnified by our corporation against, and it shall be the duty of the directors out of the funds of our corporation to pay to the fullest extent permitted by law, all costs, losses and expenses, including legal fees and disbursements and including any amount paid to settle an action or claim or satisfy a judgment, that such director, officer or person may incur or become liable to pay in respect of any claim made against such person or civil, criminal or administrative action or proceeding to which such person is made a party by reason of being or having been a director or officer of our corporation or such body corporate, partnership or other association, whether we are a claimant or party to such action or proceeding or otherwise; and the amount for which such indemnity is proved shall immediately attach as a lien on our property and have priority as against the shareholders over all other claims.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling our corporation pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

II - 1

EXHIBITS

See the Exhibit Index hereto.

II - 2

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.  Undertaking.

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.

Item 2.  Consent to Service of Process.

The Registrant has previously filed with the Commission a written Appointment of Agent for Service of Process and Undertaking on Form F-X.

Any change to the name or address of the agent for service of the Registrant shall be communicated promptly to the Commission by an amendment to Form F-X referencing the file number of this Registration Statement.

III - 1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mississauga, Province of Ontario, Canada, on this 14 day of July, 2011.

YM BIOSCIENCES INC.

By:	/s/ Nick Glover
Name: Nick Glover
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on July 14, 2011:

Signature	Title

/s/ Nick Glover	President, Chief Executive
Nick Glover	Officer & Director (Principal Executive Officer)

/s/ Leonard Vernon	Vice President, Finance &
Leonard Vernon	Administration (Principal Financial Officer and Principal Accounting Officer)

*	Chairman of the Board of
David G.P. Allan	Directors

III - 2

Signature	Title

*	Director
Thomas I.A. Allen

*	Director
Mark Entwistle

*	Director
Henry Friesen

*	Director
Philip Frost

*	Director
Francois Thomas

*	Director
Gilbert Wenzel

*	Director
Tryon M. Williams

*By:	/s/ Nick Glover
Name: Nick Glover
Title: Attorney-in-fact

III - 3

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the Authorized Representative has duly caused this Registration Statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of the Registrant in the United States, on July 14, 2011.

YM BIOSCIENCES USA INC.

By:	/s/ Nick Glover
Name: Nick Glover
Title: President

III - 4

EXHIBIT INDEX

Exhibit	Description

4.1
Annual information form dated September 23, 2010 for the year ended June 30, 2010 (incorporated by reference to the Registrant’s annual report on Form 40-F for the fiscal year ended June 30, 2010, filed with Commission on September 24, 2010).

4.2
Audited consolidated balance sheets as at June 30, 2010 and 2009 and the related consolidated statements of operations and comprehensive loss and deficit and cash flows for each of the years ended June 30, 2010, 2009 and 2008, including the notes thereto and the auditors’ report thereon (incorporated by reference to the Registrant’s annual report on Form 40-F for the fiscal year ended June 30, 2010, filed with the Commission on September 24, 2010).

4.3
Management’s discussion and analysis of financial condition and results of operations for the year ended June 30, 2010 (incorporated by reference to the Registrant’s annual report on Form 40-F for the fiscal year ended June 30, 2010, filed with the Commission on September 24, 2010).

4.4
Management information circular dated October 8, 2010 for the annual general meeting of shareholders held on November 18, 2010 (incorporated by reference to the Registrant’s Form 6-K furnished to the Commission on October 25, 2010).

4.5
Unaudited comparative interim consolidated financial statements as at and for the three and nine months ended March 31, 2011 and 2010, including the notes thereto (incorporated by reference to the Third Quarter Report included as Exhibit 99.1 to the Registrant’s Form 6-K furnished to the Commission on May 12, 2011).

4.6
Management’s discussion and analysis of financial condition and results of operations for the three months and nine months ended March 31, 2011 and 2010 (incorporated by reference to the Third Quarter Report included as Exhibit 99.1 to the Registrant’s Form 6-K furnished to the Commission on May 12, 2011).

4.7	Material change report dated October 22, 2010 (incorporated by reference to the Registrant’s Form 6-K furnished to the Commission on October 25, 2010).
4.8	Material change report dated November 17, 2010 (incorporated by reference to the Registrant’s Form 6-K furnished to the Commission on November 23, 2010).
4.9	Material change report dated December 6, 2010 (incorporated by reference to the Registrant’s Form 6-K furnished to the Commission on December 6, 2010).
4.10	Material change report dated December 21, 2010 (incorporated by reference to the Registrant’s Form 6-K furnished to the Commission on December 21, 2010).
4.11	Material change report dated January 4, 2011 (incorporated by reference to the Registrant’s Form 6-K/A furnished to the Commission on June 3, 2011).
5.1	Consent of KPMG LLP.
5.2	Consent of BDO Audit (NSW-VIC) Pty Ltd.
5.3†	Consent of Heenan Blaikie LLP.
6.1	Powers of Attorney.

† Previously filed.